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                 Glenayre Management By Objective Plan
                           for the year ended
                           December 31, 1996




In accordance with Instruction 2 of Item 402(k) of Regulation S-K, certain information relating to target levels and factors involving confidential business information, the disclosure of which would have an adverse effect on Registrant, has been omitted from this Exhibit.


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                      Glenayre Technologies, Inc.
                   Management By Objective (MBO) Plan
                  For the year ended December 31, 1996

The Management By Objectives Plan (the "Plan") is established to motivate and provide incentive to the key operations managers of Glenayre Technologies, Inc. and its wholly-owned subsidiaries around the world ("the Company") to improve profits over budgeted amounts.

Minimum and Maximum Performance

The focus of the Plan is for "Earnings" to exceed $         US, i.e.,
the top level of annualized "Earnings" of Glenayre Technologies, Inc. required to maximize the 1996 MBO payment, where "Earnings" is defined as Income from Operations plus Goodwill Amortization Expense.l The 1996 Minimum Annual Target of annualized Earnings for any MBO payments to be made has been set at $ US. These Targets have been established by the Board of Directors.

This Plan is only valid and funds will only be paid if the Company's Quarterly and Annual 1996 Earnings exceed the respective quarterly Minimum Targets described below.

Employment Term

All participants must remain as full-time employees of the Company for the full year ending December 31, 1996.

Participants

Each Plan participant will have a maximum potential MBO bonus, as established by management, and approved annually by the Board of
Directors, ranging from   % to   % of his/her respective Base Annual Salary.
An employee may only participate in one bonus or incentive pay program within the Company.

Any additions or changes to the 1996 MBO Plan participants must have advance approval of the President. An individual who becomes eligible to participate in the Plan after the first of the Plan year at any level will be paid on a prorated basis for the period of time that he/she participates in the Plan. Also, if an approved change occurs for a Plan participant, such change will be implemented prospectively from the effective date of the change.

Performance Measurement for Bonus Payment

An individual's actual Bonus payments will be based on the following two Performance Measurement Segments:

        * 70% of the Bonus will be based on the Company achieving the Earnings Target used to establish the Payment Pool, as defined below ("Earnings Segment").


   1 "Earnings" does not include the impact of interest income or expense, exchange gain/(loss), other income/(loss), income taxes or investment tax credits, any real estate transactions and expenses, and business unit disposal or acquisition costs.

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        *    30% of the Bonus will be based on achievement of Individual
Objectives as provided on the Glenayre Performance Appraisal form
("Performance Segment").

Each individual must have at least three measurable objectives stated on the Glenayre Performance Appraisal form, as established in a partnership manner between the employee and his/her manager, in order for him/her to participate. The achievement of these objectives will be monitored by the employee's respective supervisor.

 Bonus Payments

Bonus payments will be made on a quarterly basis in 1996 based on the following parameters:

          - Achievement of Board-minimum quarterly cumulative Earnings Targets, as defined below:



Calendar          Cumulative Target
Quarter                 % of                Cumulative Minimum
                   Annual Minimum             Target Earnings

   1                     25%                       $ US

   2                     50%                       $ US

   3                     75%                       $ US

   4                    100%                       $ US









- If the maximum quarterly cumulative Earnings Targets, as defined below, are not met, all individual bonus payments will be made on a pro rata basis.



Calendar            Cumulative Target           Cumulative
Quarter                   % of                   Maximum
                     Annual Maximum           Target Earnings

  1                         25%                     $ US
  2                         50%                     $ US

  3                         75%                     $ US

  4                        100%                     $ US



- No portion of the Performance Segment, (i.e., the 30% portion, as defined under Performance Measurement) is paid out until the year end bonus payment is made, as described below.

- The Earnings Segment of the 1996 bonus payment (i.e., the 70% portion as defined under Performance Measurement) has the following cumulative quarterly limitations on the amount that will actually be paid in a given quarter:


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  Calendar                 Cumulative Limitation
  Quarter

  1st                      50% of cumulative bonus
  2nd                      50% of cumulative bonus
  3rd                      70% of cumulative bonus
Year End                   Balance of cumulative bonus


Example of Bonus Payment on the Earnings Segment (i.e., the 70% Segment) Before Year End:

A Plan participant with a Base Annual Salary of $    per year who is
employed for the full year with a maximum potential MBO bonus percentage of Base Annual Salary of 10% has a total 1996 bonus potential of $ ,
i.e., $     Salary times 10% Maximum potential MBO bonus percentage.

This maximum $    bonus potential would be paid out if all Targets are met
as follows:

   --70% (i.e., $ ) on fully achieving the pro rata portion of the top level Earnings Objective of $
              US
   --30% (i.e., $ ) on fully achieving Individual Objectives of the
     Performance Segment

Based on this allocation, the potential bonus available to be paid for the Earnings Segment of the Plan before year end is as follows:


Calendar        Quarterly                  Maximum          Estimated
Quarter         Cumulative                 Cumulative        Payment
                Limitation   Calculation   Potential(1)       Date
  1st               50%      $ *50%/4       $               May 1996
  2nd               50%      $ *50%/4*2                    August 1996
  3rd               70%      $ *70%/4*3                   November 1996


(1) Assumes 100% of the cumulative top level Earnings Target is achieved. These amounts do not include any amounts for achievement of individual objectives under the Performance Segment which is determined and paid out after year end. Also, each quarter's payment as calculated above is reduced by any previously received payments under the Plan.

Year End MBO Bonus Payment

The Year End MBO Bonus payment for 1996, as described in the example below, will be made within forty-five (45) days after the audit completion and Board approval of the Company's 1996 year-end financial statements.

The Year End MBO Bonus payment will be comprised of two segments. The following formulae reflects achieving 100% of the top level Target Earnings Objective of $ US. If less than 100% of such Objective is achieved, the Year End MBO Bonus will be reduced on a pro rata basis. The formulae are as follows:


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Target Earnings Segment (i.e., the 70% segment):

((1996 Base Annual Salary) X (Individual's % of Base Pay for Bonus) X
(70%)

X (% of Target Earnings Achieved))

Less (1996 Bonus Amounts Previously Paid)

Equals Final "Earnings Segment" Bonus
Individual Performance Segment (i.e., the 30% segment):

((1996 Base Salary) X (Individual's % of Base Pay for Bonus) X (30%)

X (Achievement % of Individual Objectives) X (% of Target Earnings
Achieved)

Equals Final "Performance Segment" Bonus

The sum of these two segments represents the total final 1996 Year End MBO Bonus amount to be paid.

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